David C. Stump, M.D.
11501 Dalyn Terrace
Potomac, MD 20854

Re: Letter Agreement for Consulting Services (“Letter Agreement”)

Dear Dr. Stump:

We are pleased that you have agreed to enter into a consulting relationship with Sunesis. This letter serves as formal agreement between you and Sunesis and sets forth the terms and conditions of the consulting relationship.

A.	Consulting Services and Compensation.

Consulting services to be provided by you to Sunesis shall include, but not be limited to:

•	Participate in the review and discussion of Sunesis’ Research and Development strategy.

•	Review and assess development plans and status of Sunesis compounds, i.e. SNS-595, SNS-032, SNS-314, and provide advice to Sunesis management.

•	Participate in selected advisory and project meetings.

In consideration for your consulting services, Sunesis will compensate you $3,000 per day (or prorated at a hourly rate of $375/hour). In addition to the foregoing, Sunesis will reimburse you for any out-of-pocket expenses reasonably incurred while performing consulting services on behalf of Sunesis. Payments hereunder shall be based on Sunesis’ receipt from you of an itemized invoice for services and expenses, including related documentation for such expenses. Sunesis will pay such invoice within thirty (30) days of receipt. The total payments to be made pursuant to this Letter Agreement during any given one (1) year period shall not exceed $40,000.

B.
Confidentiality and Inventions. The provisions for confidentiality and ownership of inventions in connection with your consulting services hereunder are governed by the terms and conditions set forth under your signed Confidential Information and Invention Assignment Agreement dated June 27, 2006, which is appended to this Letter Agreement as Attachment A.

C.
Term and Termination. The term of your consulting services shall commence on the date of your acceptance of this Letter Agreement and continue for as long as you remain a member of Sunesis’ Board of Directors. Either you or Sunesis may terminate this Letter Agreement any time upon prior written notice.

D.
Independent Contractor. You agree that your relationship with SUNESIS will be that of an independent contractor and not that of an employee of Sunesis. You will not be eligible for any employee benefits or unemployment benefits, nor will Sunesis make deductions from payments made to you for taxes, unless otherwise stated below or as required by law, all of which will be your responsibility. California tax(es) will be deducted pursuant to California State Franchise Tax Board Publication 1023 for all non-resident consultants unless the appropriate exemption forms are completed and provided to SUNESIS

E.
No Conflict. You represent that neither the execution of this Letter Agreement nor the performance of your obligations under this Letter Agreement will result in a violation or breach of any other agreement by which you are bound. During the term of this Letter Agreement, you agree not to enter into a binding agreement that would conflict with any of the provisions of this Letter Agreement and/or preclude you from complying with the provisions hereof.

This Letter Agreement, including Attachment A, constitutes the entire agreement between you and Sunesis with respect to your consulting services and supersedes all prior written and oral agreements regarding the subject matter. This Letter Agreement shall be governed, construed and enforced by the laws of the State of California, without giving effect to the principles of conflict of laws.

To indicate your acceptance of this Letter Agreement, please sign and date this letter in the space provided below and return it to me. On behalf of Sunesis and its management team, we all look forward to a successful working relationship.

Sincerely,

SUNESIS PHARMACEUTICAL INC.

Daniel N. Swisher, Jr.
Chief Executive Officer and President

ACCEPTED AND AGREED TO BY:

David C. Stump, M.D.

Tax ID/Social Security Number

Dated Signed:

ATTACHMENT A

SUNESIS PHARMACEUTICALS, INC.

CONFIDENTIAL INFORMATION
AND
INVENTION ASSIGNMENT AGREEMENT

In exchange for my becoming retained by Sunesis Pharmaceuticals, Inc. (the “Company”) as a member of its Board of Directors (hereinafter, the “Relationship”), I hereby agree to comply with the provisions set forth below.

1.	Confidential Information

a.
Definition of Confidential Information. As used in this Agreement, the term “Confidential Information” means information pertaining to any aspects of the Company’s business, including but not limited to its research, technical data, products, services, plans for products or services, customers and potential customers, markets and marketing, finances, financial projections, employees (including employee compensation), patents, patent applications, developments, inventions, processes, designs, drawings, engineering, formulae, regulatory information, medical reports, clinical data and analysis, reagents, cell lines, biological materials, chemical formulas, business plans, and agreements with third parties, disclosed to me by the Company either directly or indirectly in writing, orally or by drawings, or by observation or created by me during the period of the Relationship, whether or not during working hours. Notwithstanding the foregoing, Confidential Information shall not include information that

(i)	was in the public domain at the time it was disclosed or has entered the public domain through no fault of mine;

(ii)
was previously known to me, without restriction, at the time of the disclosure, as demonstrated by my files in existence at the time of disclosure or is subsequently independently developed by me without use of Confidential Information; or

(iii)	is disclosed with the prior written approval of the Company.

b.
Confidentiality Obligations. I agree to hold in confidence and not directly or indirectly to use or disclose to any third person or entity, either during or after termination of the Relationship, any Confidential Information I obtain or create during the period of the Relationship, whether or not during working hours, except to the extent authorized by the Company, until such Confidential Information becomes generally known by the public. I agree not to make copies of such Confidential Information except as authorized by the Company.

c.
Return of Confidential Information. Upon termination of the Relationship or upon an earlier written request of the Company, I will return or deliver to the Company all tangible forms of such Confidential Information in my possession or control, including any copies or reproductions thereof.

d.
This Section 1b shall not restrict me from disclosing Confidential Information that I’m required to disclose pursuant to an order or requirement of a court, administrative agency, or other governmental body; provided, that I shall promptly provide notice of such court order or requirement to the Company to enable the Company the opportunity to seek a protective order or otherwise prevent or restrict such disclosure.

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2.	Invention Assignment

a.
Inventions. As used in this Agreement, the term “Inventions” means designs, trademarks, discoveries, formulae, processes, manufacturing techniques, trade secrets, inventions, developments, original works of authorship, concepts, know-how, improvements, and ideas, whether or not patentable or registrable under copyright or similar laws, including all rights to obtain, register, perfect and enforce these proprietary interests and provided that such conception, development or reduction to practice was a result of that Relationship and relates to the business of the Company.

b.
Assignment of Inventions. Without further compensation, I hereby agree promptly to disclose to the Company, and I hereby assign and agree to assign to the Company or its designee, my entire right, title, and interest throughout the world in and to all Inventions and all intellectual property rights thereto that I may conceive, develop or reduce to practice during the period of the Relationship, whether or not during working hours.

c.
Further Assistance. I agree to perform, during and after the Relationship, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions and all intellectual property rights thereto assigned to the Company as set forth in Section 2b above. Such acts may include, but are not limited to, the disclosure to the Company of all information relating thereto, the execution of documents and assistance or cooperation in legal proceedings.

d.
Power of Attorney. If the Company is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, that I now or hereafter have for infringement of any and all proprietary rights assigned to the Company.

3.	Miscellaneous

a.
No Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to the Relationship, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement. I further represent that, to the best of my knowledge and belief, I am not a party to any other agreement, which will interfere with my full compliance with this Agreement.

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b.
Solicitation of Employees, Consultants and Other Parties. I agree that during the term of Relationship with the Company, and for a period of twelve (12) months following the termination of the Relationship for any reason, I shall not directly or indirectly (i) solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for myself or any other person or entity; or (ii) solicit any licensor to or customer of the Company or licensee of the Company’s products, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of the Relationship.

c.
Effects of Agreement. This Agreement (i) shall survive the termination of the Relationship, (ii) does not in any way restrict my right or the right of the Company to terminate the Relationship, with or without cause, (iii) inures to the benefit of successors and assigns of the Company, and (iv) is binding upon my heirs and legal representatives.

d.
Governing Law. This Agreement shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely within the State, without giving effect to principles of conflict of laws.

e.
Severability. If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement only to the extent unenforceable, and the remainder of such provision and of this Agreement shall be enforceable in accordance with its terms.

f.
Entire Agreement; Modification. This Agreement supersedes any oral, written or other communications or agreements concerning the subject matter, and may be amended or waived only by a written instrument signed by the parties.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

By:

David C. Stump, M.D.

Date Signed:

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